Exhibit 99.1

         Renewed Growth Leads to Elevated Earnings at Annapolis Bancorp


     ANNAPOLIS, Md.--(BUSINESS WIRE)--Aug. 2, 2006--With its loan portfolio growing at an annualized rate of 20% in the second quarter, Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, earned net income of $694,000 ($0.17 per basic and diluted share), a 3.3% increase over second quarter net income of $672,000 ($0.17 per basic and $0.16 per diluted share) in 2005.
     Year-to-date net income of $1,385,000 ($0.34 per basic and $0.33 per diluted share) improved by 7.1% compared to net income of $1,292,000 ($0.32 per basic and $0.31 per diluted share) for the first six months of 2005.
     Total assets reached a record level at June 30, 2006, expanding to $323.8 million from $304.9 million at December 31, 2005. Loan growth accounted for $15.0 million of this $18.9 million increase, with the balance explained by an $11.3 million increase in federal funds sold offset by reductions of $7.2 million in investment securities and $1.0 million in cash balances. Fixed assets also grew by $0.6 million as the Bank completed construction of its new branch building in Stevensville on Kent Island.
     Real estate lending accounted for essentially all of the loan growth, with residential and commercial mortgage loan balances rising by $19.8 million or 16.5% since year-end 2005. In the same six month period, construction loans declined by $3.1 million or 12.1%, installment loans fell by $1.0 million or 5.2%, and commercial loans dropped by $0.7 million or 1.8%.
     "With the rise in conventional mortgage rates, we are seeing more demand for our adjustable rate portfolio mortgage products," said Richard M. Lerner, Chairman and CEO. "Until recently, many of our construction/perm borrowers were choosing to take advantage of historically low 30-year fixed rates by refinancing their construction loans with permanent mortgages in the secondary market. Now they are increasingly opting for our portfolio ARMs, with rates that are typically locked in up to twelve months in advance."
     Asset growth was funded by the generation of $13.5 million in new deposits and repurchase agreements, and by a short-term floating rate advance of $5.0 million from the Federal Home Loan Bank. The bulk of the deposit growth came in money market accounts (up $5.2 million or 9.0%), certificates of deposit (up $2.6 million or 3.0%) and demand deposit accounts (up $2.4 million or 5.5%). Repurchase agreement balances swelled by $6.2 million or 47.7% as the Bank's business development group succeeded in procuring several new large commercial sweep account relationships.
     Although nonperforming assets increased in the second quarter as one commercial relationship and several boat loans were placed on nonaccrual status, strong overall asset quality and net year-to-date recoveries of $31,000 enabled the Bank to record no second quarter provision for credit losses. Nonperforming assets of $1.0 million at June 30, 2006 accounted for 0.46% of total gross loans.
     The allowance for credit losses at quarter-end stood at $2,055,000 (0.94% of total gross loans) compared to $2,012,000 (0.98% of total gross loans) at December 31, 2005, and provided 2:1 coverage of nonperforming assets.
     Average interest-earning assets grew to $291.0 million in the second quarter compared to $287.1 million in the same period last year. The yields on loans, investment securities, and federal funds sold all improved significantly, causing the Bank's overall yield on average interest-earning assets to climb to 6.61% from 5.90% in the second quarter of 2005. As a result, total interest income improved by $573,000 or 13.6%.
     Average interest-bearing liabilities remained basically unchanged in the quarter just ended ($244.1 million vs. $243.6 million in the second quarter of 2005). However, total interest expense increased by $482,000 or 35.0% as the cost of interest-bearing deposits and other debt instruments rose in the second quarter to 3.05% from 2.27% in the three-month period ended June 30, 2005.
     Second quarter net interest income improved by $91,000 or 3.2%, with the net interest margin improving to 4.05% from 3.98% in the second quarter of 2005. The net interest margin expanded as a result of improved loan and investment yields, offset by the increased cost of money market accounts, certificates of deposit, repurchase agreements and other debt. On a sequential quarter basis, the net interest margin declined to 4.05% from 4.20% in the first quarter of 2006, as increases in the cost of interest-bearing liabilities outstripped modest improvements in asset yields.
     "Considering the intense competition for local retail deposits and the resulting impact on our cost of funds, low-cost core deposit relationships are more important than ever," said Lerner. "We've made a great deal of progress extending our reach into the small business and professional communities, two key sources of valuable core deposits. Our challenge now is to leverage that success and our growing reputation for exceptional customer service and hassle-free banking by further sharpening our focus on these critical market segments."
     Compared to the second quarter of 2005, noninterest income declined by $37,000 or 7.3% in the period just ended due to a $37,000 or 40.7% reduction in fees earned on brokered mortgage loans. With the local real estate market cooling and conventional mortgage rates on the rise, overall transaction volume fell and demand shifted toward adjustable rate portfolio mortgage products.
     Noninterest expense increased by a modest 3.1% or $68,000 in the second quarter due in large part to rising benefit costs and higher occupancy expense related to the transition from a temporary facility on Kent Island to the newly completed branch building. Data processing costs dipped by $34,000 or 15.2% as the Bank began to realize the benefits of successful contract renegotiations with its principal data processing service provider. Legal and professional fees rose by $21,000 or 41.2%, but the amount reported in this category in the second quarter of 2005 included a recovery of $19,000 related to the collection of a nonperforming loan.
     On a year-to-date basis, net interest income improved by $176,000 or 3.1%, with the net interest margin rising to 4.12% from 4.05% in the first six months of 2005. Net interest income after provision jumped by $384,000 or 7.1% in the first half of 2006, as the provision for credit losses dropped to $12,000 from $220,000 in the same period last year. Year-to-date noninterest income declined by $91,000 or 9.3% due primarily to lower mortgage banking fees and a loss on the sale of investment securities. Noninterest expense increased by $66,000 or 1.5% as compensation and marketing costs grew in accordance with the Bank's operating plans.

     BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. On August 7, 2006, the Bank will open its seventh branch in the historic Market House at City Dock in downtown Annapolis. The Bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

     Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                    Annapolis Bancorp, Inc. and Subsidiaries
                           Consolidated Balance Sheets
                    as of June 30, 2006 and December 31, 2005
                                     ($000)

                                             (Unaudited)
                                               June 30,   December 31,
                                                 2006         2005
                                             ------------ ------------
Assets
  Cash and due                               $     8,570  $     9,603
  Federal funds sold                              14,745        3,400
  Investments                                     66,741       73,902
  Loans, net of allowance                        217,565      202,568
  Acc int rec                                      1,333        1,423
  Def inc taxes                                    1,423        1,128
  Premises and equip                               9,167        8,550
  Investment in BOLI                               3,704        3,638
  Other assets                                       583          704
                                             ------------ ------------
    Total Assets                             $   323,831  $   304,916
                                             ============ ============

Liabilities and Stockholders' Equity

  Deposits
  Noninterest bearing                        $    45,845  $    43,448
  Interest bearing                               211,369      206,501
                                             ------------ ------------
    Total deposits                               257,214      249,949
  Sec under agree to repurchase
                                                  19,221       12,986
  Other borrowed funds                            20,000       15,000
  Junior subordinated debentures                   5,000        5,000
  Acc int & acc exp                                  658        1,022
                                             ------------ ------------
    Total Liabilities                            302,093      283,957

Stockholders' Equity
  Common stock                                        41           41
  Paid in capital                                 13,238       13,171
  Retained Earnings                               10,243        8,858
  Comprehensive loss                              (1,784)      (1,111)
                                             ------------ ------------
    Total Equity                                  21,738       20,959
    Total Liabilities and Equity
                                             $   323,831  $   304,916
                                             ============ ============


                    Annapolis Bancorp, Inc. and Subsidiaries
                        Consolidated Statements of Income
        for the Three and Six Month Periods Ended June 30, 2006 and 2005
                                   (Unaudited)
                      (in thousands, except per share data)

                           For the Three Months   For the Six Months
                              Ended June 30,        Ended June 30,
                           --------------------- ---------------------
                              2006       2005       2006       2005
                           ---------- ---------- ---------- ----------

Interest Income
  Loans                    $   3,959  $   3,556  $   7,678  $   6,923
  Investments                    734        526      1,500      1,049
  Federal funds sold             102        140        119        194
                           ---------- ---------- ---------- ----------
    Total int inc              4,795      4,222      9,297      8,166

Interest Expense
  Deposits                     1,435      1,021      2,708      1,848
  Sec sold under agree to
   repurch                       135         66        229        117
  Borrowed funds                 185        210        352        417
  Junior debentures              103         79        199        151
                           ---------- ---------- ---------- ----------
    Total int exp              1,858      1,376      3,488      2,533
      Net int inc              2,937      2,846      5,809      5,633

  Provision                        -         75         12        220
                           ---------- ---------- ---------- ----------

  Net int inc after prov       2,937      2,771      5,797      5,413

NonInterest Income
  Service charges                295        302        585        596
  Mortgage banking                54         91         96        149
  Other fee income               122        115        225        229
  Loss on sale of
   securities                      -          -        (23)         -
                           ---------- ---------- ---------- ----------
    Total nonint inc             471        508        883        974

NonInterest Expense
  Personnel                    1,291      1,235      2,509      2,455
  Occ and equip                  283        271        552        556
  Data processing exp            189        223        420        443
  Other operating exp            506        472        925        886
                           ---------- ---------- ---------- ----------
    Total Nonint Exp           2,269      2,201      4,406      4,340

Income before taxes            1,139      1,078      2,274      2,047
Income tax expense               445        406        889        755
                           ---------- ---------- ---------- ----------
Net Income                 $     694  $     672  $   1,385  $   1,292
                           ========== ========== ========== ==========


Basic EPS                  $    0.17  $    0.17  $    0.34  $    0.32
                           ========== ========== ========== ==========
Diluted EPS                $    0.17  $    0.16  $    0.33  $    0.31
                           ========== ========== ========== ==========
Book value per share       $    5.32  $    4.90  $    5.32  $    4.90
                           ========== ========== ========== ==========
Avg fully diluted shares   4,206,403  4,182,220  4,204,571  4,181,810
                           ========== ========== ========== ==========


                    Annapolis Bancorp, Inc. and Subsidiaries
                 Financial Ratios and Average Balance Highlights
                                 (In thousands)

                        For the Three Months     For the Six Months
                           Ended June 30,          Ended June 30,
                       ----------------------- -----------------------
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Performance Ratios
 (annualized)
  Return on average
   assets                    0.90%       0.88%       0.92%       0.87%
  Return on average
   equity                   12.90%      13.75%      13.03%      13.55%
  Average equity to
   average assets            6.95%       6.38%       7.03%       6.42%
  Net interest margin        4.05%       3.98%       4.12%       4.05%
  Efficiency ratio          66.58%      65.62%      65.97%      65.69%

Other Ratios
  Allow for credit
   losses to loans           0.94%       0.96%       0.94%       0.96%
  Nonperforming to
   gross loans               0.46%       0.16%       0.46%       0.16%
  Net charge-offs to
   avg loans                 0.00%       0.01%     (0.01%)       0.01%
  Tier 1 capital ratio       12.5%       11.2%       12.5%       11.2%
  Total capital ratio        13.4%       12.1%       13.4%       12.1%

Average Balances
  Assets                  310,630     306,930     304,514     299,516
  Earning assets          291,032     287,072     284,052     280,204
  Loans, gross            214,642     213,940     209,372     212,186
  Interest Bearing
   Liabilities            244,102     243,560     239,357     237,401
  Stockholders' Equity     21,604      19,594      21,405      19,233


     CONTACT: Annapolis Bancorp
              Richard M. Lerner, 410-224-4455